As filed with the Securities and Exchange Commission on November 23, 2010.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SRA INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	54-1360804
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

4350 Fair Lakes Court, Fairfax, Virginia	22033
(Address of Principal Executive Offices)	(Zip Code)

SRA International, Inc. 2010 Incentive Plan

(Full Title of the Plan)

Mark D. Schultz, Esq.

Senior Vice President, General Counsel and Secretary

SRA International, Inc.

4350 Fair Lakes Court

Fairfax, Virginia 22033

(Name and Address of Agent for Service)

(703) 803-1500

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Andrea L. Mancuso, Esq.

Senior Counsel

SRA International, Inc.

4350 Fair Lakes Court

Fairfax, Virginia 22033

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
class A common stock, $0.004 par value per share	11,200,000 shares(1)	$20.24(2)	$226,688,000(2)	$16,162.85

(1)	This registration statement covers 11,200,000 shares of class A common stock of the registrant, $0.004 par value, for issuance in connection with SRA International, Inc. Pursuant to Rule 416(a), also covers additional securities that may be offered as a result of stock splits, stock dividends or similar events.
(2)	Estimated pursuant to Rule 457(c) and (h) solely for the purposes of calculating the amount of the registration fee. The fee with respect to the shares registered herein was based on the average of the high and low price per share of the class A common stock on November 19, 2010, as reported in the consolidated reporting system of the New York Stock Exchange.

The prospectus which will be part of this registration statement is a combined prospectus under SEC Rule 429 intended to be used for the offering of (a) the shares of the registrant’s class A common stock registered hereunder, and (b) the shares of the registrant’s class A common stock remaining to be issued which have been previously registered by Registration Statement on Form S-8 File No. 333-89030.

INTRODUCTION

This Registration Statement on Form S-8 is being filed by SRA International, Inc. (the “Company”) to register 11,200,000 shares of the Company’s class A common stock, par value $0.004 per share (“Common Stock”) that may be issued pursuant to the SRA International, Inc. 2010 Incentive Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (“Securities Act”). These document(s) and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are hereby incorporated by reference in this Registration Statement

a)	The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010, as filed with the SEC on August 12, 2010.

b)	The Company’s Current Reports on Form 8-K or 8-K/A filed with the SEC on July 29, 2010, October 12, 2010, November 2, 2010 (Results of Annual Stockholder Meeting) and November 17, 2010.

c)	The Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, as filed with the SEC on November 3, 2010.

d)	The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed on May 21, 2002, under Section 12 of the Exchange Act.

In addition, all documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that either indicates that all securities offered hereby have been sold or deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a Delaware corporation to indemnify its directors, officers, employees and agents against certain liabilities and expenses they may incur in such capacities, and provides that such persons have a right to indemnification against expenses where they have been successful on the merits or otherwise in defense of certain types of actions or any claim, issue or matter therein. The indemnification provided by Section 145 is not exclusive of any other indemnification rights that may exist under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise.

Article SEVENTH of the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Restated Certificate”) provides that, except to the extent prohibited by the DGCL, the Company’s directors will not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Company. Under the DGCL, the directors have a fiduciary duty to the Company which is not eliminated by this provision of the Restated Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director’s duty of loyalty to the Company, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the DGCL. This provision also does not affect the directors’ responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

Article EIGHTH of the Company’s Restated Certificate provides that the Company will indemnify (a) each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), by reason of the fact that such person is or was, or has agreed to become, a director or officer of the Company, or is or was serving, or has agreed to serve, at the request of the Company, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person or on such person’s behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) any Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was, or has agreed to become, a director or officer of the Company, or is or was serving, or has agreed to serve, at the request of the Company, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, except that no indemnification will be made with respect to any claim, issue or matter as to which such person will have been adjudged to be liable to the Company, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses (including attorneys’ fees) which the court deems proper. Notwithstanding the foregoing, to the extent that an Indemnitee has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he will be indemnified by the Company against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses will be advanced to an Indemnitee at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

Indemnification is required to be made unless the Company determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Company that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Company fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Company notice of the action for which indemnity is sought and the Company has the right to participate in such action or assume the defense thereof.

Article EIGHTH of the Company’s Restated Certificate further provides that the indemnification provided therein is not exclusive.

The Company has purchased directors’ and officers’ liability insurance that would indemnify its directors and officers against damages arising out of certain kinds of claims that might be made against them based on their negligent acts or omissions while acting in their capacity as such.

Item 7.	Exemption for Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits to this Registration Statement are described in the Exhibit Index below.

Item 9.	Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that:

Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of its annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfax, State of Virginia, on November 23, 2010.

SRA INTERNATION, INC.

By:	/s/ Stanton D. Sloane
Stanton D. Sloane
President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each undersigned director and/or officer of SRA International, Inc., a corporation organized under the laws of the state of Delaware (the “Company”), hereby constitutes and appoints Stanton Sloane, Richard Nadeau and Mark Schultz (each, an “Agent,” and collectively, the “Agents”) and each of them (with full power to act alone), his or her true and lawful attorney-in-fact and agent for and in his or her name, place and stead, in any and all capacities, to sign execute and affix his or her seal to and file with the Securities and Exchange Commission (or any other governmental or regulatory authority) a Registration Statement on Form S-8 or any other appropriate form and all amendments or supplements (including post-effective amendments) with all exhibits thereto and any and all documents required to be filed therewith or with respect thereto, relating to the registration of shares of class A common stock, $0.004 par value per share, of the Company issuable pursuant to the SRA International, Inc. 2010 Incentive Plan. Each signatory further grants to the Agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary, in the judgment of such Agent, to be done in connection with any such signing and filing, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all that said Agents, or each of them, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Stanton D. Sloane	President and Chief Executive Officer (Principal Executive Officer)	November 23, 2010
Stanton D. Sloane

/s/ Richard J. Nadeau	Executive Vice President and Chief Financial Officer	November 23, 2010
Richard J. Nadeau	(Principal Financial and Accounting Officer)

/s/ Ernst Volgenau	Chairman	November 23, 2010
Ernst Volgenau

/s/ John W. Barter	Director	November 23, 2010
John W. Barter

/s/ Larry R. Ellis	Director	November 23, 2010
Larry R. Ellis

/s/ Miles R. Gilburne	Director	November 23, 2010
Miles R. Gilburne

/s/ W. Robert Grafton	Director	November 23, 2010
W. Robert Grafton

/s/ William T. Keevan	Director	November 23, 2010
William T. Keevan

/s/ Michael R. Klein	Director	November 23, 2010
Michael R. Klein

/s/ David H. Langstaff	Director	November 23, 2010
David H. Langstaff

/s/ Gail R. Wilensky	Director	November 23, 2010
Gail R. Wilensky

INDEX TO EXHIBITS

4.1	Amended and Restated Certificate of Incorporation (Filed as Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2002, and incorporated herein by reference).

4.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation (Filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 3, 2009, and incorporated herein by reference).

4.3	Amended and Restated By-laws of the Company (Filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on November 3, 2009, and incorporated herein by reference).

4.4	SRA International, Inc. 2010 Incentive Plan (Filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K (Results of Annual Stockholders Meeting) filed with the SEC on November 2, 2010, and incorporated herein by reference).

5.1	Opinion of Arnold & Porter LLP, as to the validity of the Common Stock offered hereunder (filed herewith)

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm (filed herewith)

23.2	Consent of Arnold & Porter LLP (included in Exhibit 5.1)

24.1	Powers of Attorney (included on signature page)